Exhibit 99.1

Greg Parker
Investor Relations
210.220.5632
or
Renee Sabel
Media Relations
210.220.5416

FOR IMMEDIATE RELEASE
January 28, 2015

CULLEN/FROST REPORTS 4th QUARTER AND 2014 ANNUAL RESULTS

•	Double-digit increases in average loans and deposits

•	Record annual earnings in 2014

•	Credit quality improves

•	Assets top $28 billion

SAN ANTONIO - Cullen/Frost Bankers, Inc. today reported strong fourth quarter results and record annual earnings for 2014, with double-digit growth in deposits and loans boosting the Texas financial services leader's performance. Separately, Cullen/Frost today announced expanded executive team responsibilities to meet the demands of the growing financial institution.

Cullen/Frost reported net income available to common shareholders for the fourth quarter of 2014 of $70.7 million, or $1.11 per diluted common share, a 16.7 percent increase over fourth quarter 2013 earnings of $60.6 million, or $.99 per diluted common share. For the fourth quarter of 2014, returns on average assets and common equity were 1.02 percent and 10.36 percent respectively, compared to 1.02 percent and 10.21 percent for the same period of 2013.

The company also reported 2014 annual net income available to common shareholders of $269.9 million, an increase of 16.8 percent compared to 2013 earnings of $231.1 million. On a per-share basis, 2014 earnings were $4.29 per diluted common share, compared to $3.80 per diluted common share reported in 2013. For the year 2014, returns on average assets and common equity were 1.05 percent and 10.51 percent respectively, compared to 1.02 percent and 9.93 percent reported in 2013.

During the fourth quarter of 2014, net interest income on a taxable-equivalent basis increased 15.0 percent to $212.6 million, compared to the $185.0 million reported for the same quarter of 2013. Average deposits for the quarter rose by 17.9 percent to $23.7 billion, up $3.6 billion from the $20.1 billion reported in the fourth quarter of 2013. Average loans increased 16.7 percent to $10.9 billion compared to $9.3 billion in the fourth quarter of 2013.

Cullen/Frost acquired WNB Bancshares, Inc., with loans of $670.6 million and deposits of $1.6 billion, on May 30, 2014. These loans and deposits, and the results of operations, are included in annual and quarterly comparisons from date of acquisition.

“I am very pleased to report strong quarterly and annual results for our shareholders for 2014,” said Dick Evans, Cullen/Frost chairman and CEO. “As the economy recovers, we are reaping the benefit of our consistent and focused efforts to grow the company through the downturn.

“Our double-digit increases in average loans in the quarter and for 2014 reflect our disciplined efforts to leverage the new business relationships we added during the recession,” said Evans. “This loan growth is especially positive as many companies are still proceeding cautiously in response to ongoing uncertainty. Deposit growth remained strong for 2014 with new funds coming from both new and existing customers. At the end of 2014, our assets were at an all-time high of $28.3 billion,” Evans continued. “In light of a persistently low interest rate environment, I was encouraged to see impressive growth from last year in taxable equivalent net interest income. Our capital levels remain strong.

"During the year, we completed the acquisition of WNB Bancshares, Inc., bringing Frost into the Permian Basin and strengthening our Texas franchise. Because of the similarity in culture between our companies, the process of integrating WNB into Frost has gone well, and we are introducing a range of new services to our customers in Midland and Odessa.

“The strength of the Texas economy, which once again outpaced that of the nation in 2014, continues to be a significant benefit for Frost. Texas jobs grew 3.6 percent in 2014, compared to the U.S. average of 2.1 percent.

“We are focused on the recent decline in energy prices and are in close communication with our energy-related customers. It’s still too early to know where prices will go and how long they will stay at lower levels and the impact a prolonged slump in oil prices would have on the Texas economy and our customers and credits. Nevertheless, we believe that our conservative underwriting and strong credit discipline that have served us well over our history positions us well for this challenging environment.”
During the year, Frost received further validation of its outstanding service culture and performance from well-regarded third parties. In March, Frost was named a J.D. Power Customer Champion - one of 50 U.S.

companies cited for service excellence. In January of 2014, Frost Bank received 21 Greenwich Excellence Awards for superior performance in overall client satisfaction and other relationship and service categories in small-business and middle-market banking, marking the ninth consecutive year Frost was recognized.

“I am grateful for the outstanding people here at Frost who make our results possible. With their energy, dedication and passion, they bring our culture to life. I thank them for their loyalty to our company and for taking such great care of our customers.”

Evans said the company opened two new financial centers in 2014, one each in the Houston and Dallas regions, in addition to relocating several older locations to new facilities across the state and renovating others. Frost moved its Houston region headquarters into new offices in the Boulevard complex in the Galleria area.

“Our customers rely on us to innovate, and we are delivering that with technology that makes their lives better,” continued Evans. “We added new functionality to our top-rated mobile apps for Apple and Android smart phones and introduced industry-leading debit card fraud alerts. In addition, through several branding partnerships, we have expanded our ATM network, and Frost now has one of the largest ATM networks in the regions we serve.

“Cullen/Frost has consistently brought value to our shareholders, paying and increasing our dividend for 20 consecutive years,” said Evans. “I continue to be very optimistic about our company’s future.”

For 2014, average total loans were $10.3 billion, an increase of $1.1 billion, or 11.6 percent from the $9.2 billion reported the previous year. Average total deposits for 2014 rose to $22.1 billion, up 14.5 percent, or $2.8 billion, over the $19.3 billion reported in 2013. Net interest income on a taxable-equivalent basis increased to $807.9 million, up 13.7 percent over the $710.9 million reported a year earlier, reflecting the impact of the increasing volume of earning assets. Non-interest income for the year rose 5.7 percent to $320.1 million over the $302.8 million reported for 2013. For 2014, total revenue on a tax equivalent basis, increased 11.3 percent to $1.1 billion, while non-interest expense increased 7.0 percent over the previous year to $654.7 million.

Noted financial data for the fourth quarter:

•
Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the fourth quarter of 2014 were 13.68 percent and 14.55 percent, respectively and are in excess of well-capitalized levels. The ratio of tangible common equity to tangible assets was 7.39 percent at the end of the fourth quarter of 2014, compared to 7.68 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end-of-period shareholders’ common equity less goodwill and intangible assets divided by end-of-period total assets less goodwill and intangible assets. Frost’s current capital levels would meet today the fully phased-in Basel III capital requirements issued by the U.S. bank regulators.

•
Net interest income on a taxable-equivalent basis for the fourth quarter totaled $212.6 million, an increase of 15.0 percent compared to the $185.0 million reported for the fourth quarter of 2014. This increase resulted primarily from an increase in the average volume of earning assets and was partly offset by a decrease in the net interest margin. The net interest margin was 3.34 percent for the fourth quarter, compared to 3.39 percent for the fourth quarter of 2013 and 3.39 percent for the third quarter of 2014. The decrease in the net interest margin during the fourth quarter of 2014 was impacted by the completion during October of the amortization of the deferred accumulated gain applicable to settled interest rate swap contracts.

•
Non-interest income for the fourth quarter of 2014 was $82.6 million, an increase of $4.1 million, or 5.2 percent, from the $78.5 million reported a year earlier. Trust and investment management fees were $27.3 million, up $3.0 million or 12.5 percent compared to $24.2 million a year earlier. This increase was due to higher investment fees, combined with higher estate fees and oil and gas fees. Investment fees are generally assessed based on the market value of trust assets that are managed and held in custody. Trust assets were $30.5 billion at the end of the fourth quarter of 2014, compared to $29.0 billion at December 31, 2013.

•
Non-interest expense for the fourth quarter of 2014 was $169.0 million, up $14.5 million or 9.4 percent from the $154.5 million reported for the fourth quarter of 2013. Salaries were up $5.7 million or 7.9 percent over the same quarter a year earlier and were impacted by an increase in the number of employees, including employees from the WNB acquisition, combined with normal annual merit and market increases. Employee benefits were down $1.5 million or 10.0 percent, primarily related to retirement plan expense, which was down $1.1 million. Net occupancy expense was up $2.3 million due to higher lease expense and building maintenance and repairs. Furniture and equipment was up $1.2 million or 8.2 percent due to software maintenance up $900,000. Other expense was up $6.0 million, resulting from a $2.2 million increase in advertising, marketing and communications expenses, combined with higher fraud losses of $1.4 million and other sundry losses of $1.1 million.

•
For the fourth quarter of 2014, the provision for loan losses was $4.4 million, compared to net charge-offs of $3.2 million. For the fourth quarter of 2013, the provision for loan losses was $5.9 million, compared to net charge offs of $6.6 million. The allowance for loan losses as a percentage of total loans was .91 percent at December 31, 2014, compared to .91 percent last quarter and .97 percent at year-end 2013. Non-performing assets were $65.2 million at year-end, compared to $63.0 million the previous quarter, and $69.8 million at year-end 2013.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, January 28, 2015 at 10 a.m. Central Time (CT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 12 p.m. CT until midnight Sunday, February 1, 2015 at 855-859-2056, with the Conference ID# of 69439081. The call will also be available by webcast on the company’s website, frostbank.com, and available for playback after 2 p.m. CT. After entering the website, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $28.3 billion in assets at December 31, 2014. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, crude oil price, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•
The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2014				2013
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$178,992	$177,978	$169,629	$160,335	$159,208
Net interest income (1)	212,627	208,590	198,926	187,795	184,960
Provision for loan losses	4,400	390	4,924	6,600	5,899
Non-interest income:
Trust and investment management fees	27,271	26,807	26,748	25,411	24,237
Service charges on deposit accounts	20,691	20,819	20,462	19,974	20,602
Insurance commissions and fees	10,818	11,348	9,823	13,126	10,433
Interchange and debit card transaction fees	4,783	4,719	4,627	4,243	4,324
Other charges, commissions and fees	9,619	9,804	8,550	8,207	8,586
Net gain (loss) on securities transactions	3	33	2	—	1,179
Other	9,457	7,332	8,938	6,529	9,177
Total non-interest income	82,642	80,862	79,150	77,490	78,538

Non-interest expense:
Salaries and wages	77,903	73,756	70,473	70,217	72,201
Employee benefits	13,318	14,639	14,806	17,388	14,798
Net occupancy	15,010	14,049	13,733	12,953	12,750
Furniture and equipment	15,849	16,078	15,207	14,953	14,643
Deposit insurance	3,549	3,421	3,145	3,117	3,037
Intangible amortization	996	1,029	806	689	753
Other	42,376	40,856	45,800	38,624	36,333
Total non-interest expense	169,001	163,828	163,970	157,941	154,515
Income before income taxes	88,233	94,622	79,885	73,284	77,332
Income taxes	15,529	17,007	13,415	12,096	14,761
Net income	72,704	77,615	66,470	61,188	62,571
Preferred stock dividends	2,016	2,016	2,015	2,016	2,016
Net income available to common shareholders	$70,688	$75,599	$64,455	$59,172	$60,555

PER COMMON SHARE DATA
Earnings per common share - basic	$1.12	$1.20	$1.03	$0.97	$1.00
Earnings per common share - diluted	1.11	1.19	1.02	0.96	0.99
Cash dividends per common share	0.51	0.51	0.51	0.50	0.50
Book value per common share at end of quarter	42.87	42.40	41.72	39.76	39.13

OUTSTANDING COMMON SHARES
Period-end common shares	63,149	63,058	62,951	60,896	60,566
Weighted-average common shares - basic	63,061	62,939	61,551	60,701	60,461
Dilutive effect of stock compensation	866	934	916	886	846
Weighted-average common shares - diluted	63,927	63,873	62,467	61,587	61,307

SELECTED ANNUALIZED RATIOS
Return on average assets	1.02%	1.13%	1.04%	1.00%	1.02%
Return on average common equity	10.36	11.32	10.33	9.97	10.21
Net interest income to average earning assets (1)	3.34	3.39	3.48	3.42	3.39

(1) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2014				2013
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$10,909	$10,611	$10,080	$9,578	$9,348
Earning assets	25,569	24,636	23,020	22,240	21,864
Total assets	27,599	26,592	24,829	24,007	23,623
Non-interest-bearing demand deposits	10,054	9,532	8,736	8,153	8,002
Interest-bearing deposits	13,639	13,216	12,481	12,358	12,099
Total deposits	23,693	22,748	21,217	20,511	20,101
Shareholders' equity	2,851	2,794	2,648	2,553	2,497

Period-End Balance:
Loans	$10,988	$10,747	$10,679	$9,751	$9,516
Earning assets	26,052	25,203	24,295	22,817	22,238
Goodwill and intangible assets	666	667	665	542	543
Total assets	28,278	27,371	26,523	24,685	24,313
Total deposits	24,136	23,491	22,517	21,066	20,689
Shareholders' equity	2,851	2,818	2,771	2,566	2,514
Adjusted shareholders' equity (1)	2,710	2,663	2,610	2,423	2,374

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$99,542	$98,312	$98,286	$95,156	$92,438
As a percentage of period-end loans	0.91%	0.91%	0.92%	0.98%	0.97%

Net charge-offs:	$3,170	$364	$1,794	$3,882	$6,608
Annualized as a percentage of average loans	0.12%	0.01%	0.07%	0.16%	0.28%

Non-performing assets:
Non-accrual loans	$59,925	$57,100	$59,631	$49,503	$56,720
Restructured loans	—	—	—	—	1,137
Foreclosed assets	5,251	5,866	8,935	11,788	11,916
Total	$65,176	$62,966	$68,566	$61,291	$69,773
As a percentage of:
Total loans and foreclosed assets	0.59%	0.59%	0.64%	0.63%	0.73%
Total assets	0.23%	0.23%	0.26%	0.25	0.29

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	13.68%	13.91%	13.84%	14.41%	14.39%
Total Risk-Based Capital Ratio	14.55	14.81	14.76	15.38	15.52
Leverage Ratio	8.16	8.27	8.66	8.59	8.49
Equity to Assets Ratio (period-end)	10.08	10.30	10.45	10.39	10.34
Equity to Assets Ratio (average)	10.33	10.51	10.66	10.63	10.57

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Year Ended December 31,
	2014	2013	2012	2011	2010
CONDENSED INCOME STATEMENTS

Net interest income	$686,934	$620,555	$604,861	$581,776	$563,459
Net interest income (1)	807,937	710,850	668,176	642,066	616,319
Provision for loan losses	16,314	20,582	10,080	27,445	43,611
Non-interest income:
Trust and investment management fees	106,237	91,375	83,317	78,297	72,321
Service charges on deposit accounts	81,946	81,432	83,392	86,125	91,025
Insurance commissions and fees	45,115	43,140	39,948	35,421	34,015
Interchange and debit card transaction fees	18,372	16,979	16,933	29,625	30,542
Other charges, commissions and fees	36,180	34,185	30,180	27,750	25,380
Net gain (loss) on securities transactions	38	1,176	4,314	6,414	6
Other	32,256	34,531	30,703	26,370	28,744
Total non-interest income	320,144	302,818	288,787	290,002	282,033

Non-interest expense:
Salaries and wages	292,349	273,692	258,752	252,028	239,589
Employee benefits	60,151	62,407	57,635	52,939	52,352
Net occupancy	55,745	50,468	48,975	46,968	46,166
Furniture and equipment	62,087	58,443	55,279	51,469	47,651
Deposit insurance	13,232	11,682	11,087	12,714	20,451
Intangible amortization	3,520	3,141	3,896	4,387	5,125
Other	167,656	152,077	139,469	137,593	124,207
Total non-interest expense	654,740	611,910	575,093	558,098	535,541
Income before income taxes	336,024	290,881	308,475	286,235	266,340
Income taxes	58,047	53,015	70,523	68,700	57,576
Net income	277,977	237,866	237,952	217,535	208,764
Preferred stock dividends	8,063	6,719	—	—	—
Net income available to common shareholders	$269,914	$231,147	$237,952	$217,535	$208,764

PER COMMON SHARE DATA
Earnings per common share - basic	$4.32	$3.82	$3.87	$3.55	$3.44
Earnings per common share - diluted	4.29	3.80	3.86	3.54	3.44
Cash dividends per common share	2.03	1.98	1.90	1.83	1.78
Book value per common share at end of quarter	42.87	39.13	39.32	37.27	33.74

OUTSTANDING COMMON SHARES
Period-end common shares	63,149	60,566	61,479	61,264	61,108
Weighted-average common shares - basic	62,072	60,350	61,298	61,101	60,411
Dilutive effect of stock compensation	902	766	345	177	175
Weighted-average common shares - diluted	62,974	61,116	61,643	61,278	60,586

SELECTED ANNUALIZED RATIOS
Return on average assets	1.05%	1.02%	1.14%	1.17%	1.21%
Return on average common equity	10.51	9.93	10.03	10.01	10.30
Net interest income to average earning assets (1)	3.41	3.41	3.59	3.88	4.08

(1) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	Year Ended December 31,
	2014	2013	2012	2011	2010
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$10,299	$9,230	$8,457	$8,043	$8,125
Earning assets	23,877	20,991	19,016	16,769	15,333
Total assets	25,768	22,752	20,827	18,569	17,187
Non-interest-bearing demand deposits	9,125	7,658	7,022	5,739	5,024
Interest-bearing deposits	12,928	11,610	10,270	9,484	9,024
Total deposits	22,053	19,268	17,292	15,223	14,048
Shareholders' equity	2,712	2,455	2,373	2,172	2,028

Period-End Balance:
Loans	$10,988	$9,516	$9,224	$7,995	$8,117
Earning assets	26,052	22,238	21,148	18,498	15,806
Goodwill and intangible assets	666	543	544	539	542
Total assets	28,278	24,313	23,124	20,317	17,617
Total deposits	24,136	20,689	19,497	16,757	14,479
Shareholders' equity	2,851	2,514	2,417	2,284	2,062
Adjusted shareholders' equity (1)	2,710	2,374	2,179	2,036	1,907

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$99,542	$92,438	$104,453	$110,147	$126,316
As a percentage of period-end loans	0.91%	0.97%	1.13%	1.38%	1.56%

Net charge-offs:	$9,210	$32,597	$15,774	$43,614	$42,604
Annualized as a percentage of average loans	0.09%	0.35%	0.19%	0.54%	0.52%

Non-performing assets:
Non-accrual loans	$59,925	$56,720	$89,744	$94,338	$137,140
Restructured loans	—	1,137	—	—	—
Foreclosed assets	5,251	11,916	15,502	26,608	27,810
Total	$65,176	$69,773	$105,246	$120,946	$164,950
As a percentage of:
Total loans and foreclosed assets	0.59%	0.73%	1.14%	1.51%	2.03%
Total assets	0.23	0.29	0.46	0.60	0.94

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	13.68%	14.39%	13.68%	14.38%	13.82%
Total Risk-Based Capital Ratio	14.55	15.52	15.11	16.24	15.91
Leverage Ratio	8.16	8.49	8.28	8.66	8.68
Equity to Assets Ratio (period-end)	10.08	10.34	10.45	11.24	11.70
Equity to Assets Ratio (average)	10.53	10.79	11.39	11.70	11.80

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).